Exhibit (a) (5) (A)
Factors That May Affect Our Future Financial Condition or Results of Operations
          This Exhibit describes circumstances or events that could have a negative effect on our financial results or operations or that could change, for the worse, existing trends in some or all of our businesses. The occurrence of one or more of the circumstances or events described below could have a material adverse effect on our financial condition, results of operations and cash flows or on the trading prices of the common stock and convertible notes that we have issued or securities we may issue in the future. The risks and uncertainties described in this Exhibit are not the only ones facing us. Additional risks and uncertainties that are not currently known to us or that we currently believe are immaterial may also adversely affect our business and operations.

Risks Related to the Business of
Emdeon Business Services
The financial results of Emdeon Business Services could be adversely affected to the extent payers conduct electronic data interchange, or EDI, transactions without using a clearinghouse or if their ability to do so allows them to terminate or modify their relationships with us
          There can be no assurance that healthcare payers will continue to use Emdeon Business Services and other independent companies to transmit healthcare transactions. Some payers currently offer electronic data transmission services to healthcare providers that bypass third-party EDI service providers such as Emdeon Business Services. In addition, some payers currently offer electronic data transmission services through affiliated clearinghouses that compete with Emdeon Business Services. We cannot provide assurance that we will be able to maintain our existing relationships with payers or develop new relationships on satisfactory terms, if at all. Any significant increase in the utilization of links between healthcare providers and payers without use of a third party clearinghouse could have a material adverse effect on Emdeon Business Services’ transaction volume and financial results. In addition, any increase in the ability of payers to bypass third party EDI service providers may adversely affect the terms and conditions we are able to negotiate in our agreements with them, which could also have a material adverse impact on Emdeon Business Services’ business and financial results.
Some of our customers compete with us and some, instead of using a third party provider, perform internally some of the same services that we offer
          Some of our existing payer and provider customers compete with us or may plan to do so or belong to alliances that compete with us or plan to do so, either with respect to the same products and services we provide to them or with respect to some of our other lines of business. For example, some payers currently offer, through affiliated clearinghouses, Web portals and other means, electronic data transmission services to healthcare providers that allow the provider to bypass third party EDI service providers such as Emdeon Business Services, and additional payers may do so in the future. The ability of payers to do so may adversely affect the terms and conditions we are able to negotiate in our connectivity agreements with them and our transaction volume. We cannot provide assurance that we will be able to maintain our existing relationships for connectivity services with payers or develop new relationships on satisfactory terms, if at all. In addition, some of our services allow healthcare payers to outsource business processes that they have been or could be performing internally and, in order for us to be able to compete, use of our services must be more efficient for them than use of internal resources.
Emdeon Business Services’ transaction volume and financial results could be adversely affected if we do not maintain relationships with practice management system vendors and large submitters of healthcare EDI transactions

          We have developed relationships with practice management system vendors and large submitters of healthcare claims to increase the usage of our Emdeon Business Services transaction services. To the extent that we are not able to maintain mutually satisfactory relationships with the larger practice management system vendors and large submitters of healthcare EDI transactions, Emdeon Business Services’ transaction volume and financial results could be adversely affected.
Lengthy sales, installation and implementation cycles for some ViPS applications may result in unanticipated fluctuations in their revenues
          ViPS, which is currently included in our Emdeon Business Services segment but is not among the Emdeon Business Services businesses to be sold in the transaction announced on September 26, 2006, provides licensed software products and related services to payers and information technology services to government customers. The period from our initial contact with a potential ViPS client and the purchase of our solution by the client is difficult to predict. In the past, this period has generally ranged from six to 12 months, but in some cases has extended much longer. Sales by ViPS may be subject to delays due to customers’ internal procedures for approving large expenditures, to delays in government funding and to delays resulting from other factors outside of our control. The time it takes to implement a licensed software solution is also difficult to predict and has lasted as long as 12 months from contract execution to the commencement of live operation. Implementation may be subject to delays based on the availability of the internal resources of the client that are needed and other factors outside of our control. As a result, we have only limited ability to forecast the timing of revenue from new ViPS sales. During the sales cycle and the implementation period, we may expend substantial time, effort and money preparing contract proposals and negotiating the contract without receiving any related revenue.
Contractual relationships with governmental customers may impose special burdens on us and provide special benefits to those customers, including the right to change or terminate the contract in response to budgetary constraints or policy changes
          A significant portion of ViPS’s revenue and a portion of the revenue of Emdeon Business Services’ other businesses and of WebMD comes from customers that are governmental agencies. Government contracts and subcontracts may be subject to some or all of the following:
•	termination when appropriated funding for the current fiscal year is exhausted;

•	termination for the governmental customer’s convenience, subject to a negotiated settlement for costs incurred and profit on work completed, along with the right to place contracts out for bid before the full contract term, as well as the right to make unilateral changes in contract requirements, subject to negotiated price adjustments;

•	“most-favored” pricing disclosure requirements that are designed to ensure that the government can negotiate and receive pricing akin to that offered commercially and requirements to submit proprietary cost or pricing data to ensure that government contract pricing is fair and reasonable;

•	commercial customer price tracking requirements that require contractors to monitor pricing offered to a specified class of customers and to extend price reductions offered to that class of customers to the government;

•	reporting and compliance requirements related to, among other things: conflicts of interest; equal employment opportunity, affirmative action for veterans and for workers with disabilities, and accessibility for the disabled;

•	broader audit rights than we would usually grant to non-governmental customers; and

•	specialized remedies for breach and default, including setoff rights, retroactive price adjustments, and civil or criminal fraud penalties, as well as mandatory administrative dispute resolution procedures instead of state contract law remedies.
In addition, certain violations of federal law may subject government contractors to having their contracts terminated and, under certain circumstances, suspension and/or debarment from future government contracts. We are also subject to conflict-of-interest rules that may affect our eligibility for some government contracts, including rules applicable to all U.S. government contracts as well as rules applicable to the specific agencies with which we have contracts or with which we may seek to enter into contracts. Finally, some of our government contracts are priced based on our cost of providing products and services. Those contracts are subject to regulatory cost-allowability standards and a specialized system of cost accounting standards.

Risks Related to the Businesses of WebMD
     WebMD has incurred and may continue to incur losses
          WebMD’s operating results have fluctuated significantly in the past from quarter to quarter and may continue to do so in the future. WebMD’s net losses from 2001 to 2003 totaled approximately $2.6 billion. WebMD’s online businesses participate in relatively new and rapidly evolving markets. Many companies with business plans based on providing healthcare information through the Internet have failed to be profitable and some have filed for bankruptcy and/or ceased operations. Even if demand from users exists, we cannot assure you that WebMD will be profitable.
          In addition, WebMD’s online businesses have a limited operating history and participate in relatively new and rapidly growing markets. These businesses have undergone significant changes during their short history as a result of changes in the types of services provided, technological changes, changes in market conditions, and changes in ownership and management, and are expected to continue to change for similar reasons.
The timing of WebMD’s advertising and sponsorship revenue may vary significantly from quarter to quarter
          WebMD’s advertising and sponsorship revenue may vary significantly from quarter to quarter due to a number of factors, not all of which are in WebMD’s control, and any of which may be difficult to forecast accurately. The majority of WebMD’s advertising and sponsorship contracts are for terms of approximately four to 12 months. WebMD has relatively few longer term advertising and sponsorship contracts. We cannot assure you that WebMD’s current customers for these services will continue to use WebMD beyond the terms of their existing contracts or that they will enter into any additional contracts.
          In addition, the time between the date of initial contact with a potential advertiser or sponsor regarding a specific program and the execution of a contract with the advertiser or sponsor for that program may be lengthy, especially for larger contracts, and may be subject to delays over which WebMD has little or no control, including as a result of budgetary constraints of the advertiser or sponsor or their need for internal approvals. Other factors that could affect the timing of WebMD’s revenue from advertisers and sponsors include:
•	timing of Food and Drug Administration, or FDA, approval for new products or for new approved uses for existing products;

•	seasonal factors relating to the prevalence of specific health conditions and other seasonal factors that may affect the timing of promotional campaigns for specific products; and

•	the scheduling of conferences for physicians and other healthcare professionals.
Lengthy sales and implementation cycles for WebMD’s private online portals make it difficult to forecast revenues from these applications and may impact its results of operations
          The period from WebMD’s initial contact with a potential client for a private online portal and the first purchase of its solution by the client is difficult to predict. In the past, this period has generally ranged from six to 12 months, but in some cases has been longer. These sales may be subject to delays due to a client’s internal procedures for approving large expenditures and other factors beyond WebMD’s control. The time it takes to implement a private online portal is also difficult to predict and has lasted as long as six months from contract execution to the commencement of live operation. Implementation may be subject to delays based on the availability of the internal resources of the client that are needed and other factors outside of WebMD’s control. As a result, we have limited ability to forecast the timing of revenue from new private portal clients. This, in turn, makes it more difficult to predict WebMD’s financial performance from quarter to quarter.
          During the sales cycle and the implementation period, WebMD may expend substantial time, effort and money preparing contract proposals, negotiating contracts and implementing the private online portal without receiving any related revenue. In addition, many of the expenses related to providing private online portals are relatively fixed in the short term, including personnel costs and technology and infrastructure costs. Even if WebMD’s revenue from providing private portals is lower than expected, it may not be able to reduce its short-term spending in response. Any shortfall in revenue would have a direct impact on WebMD’s results of operations.
If WebMD is unable to provide content and services that attract and retain users to The WebMD Health Network on a consistent basis, its advertising and sponsorship revenue could be reduced
          Users of The WebMD Health Network have numerous other online and offline sources of healthcare information services. WebMD’s ability to compete for user traffic on its public portals depends upon its ability to make available a variety of health and medical content, decision-support applications and other services that meet the needs of a variety of types of users, including consumers, physicians and other healthcare professionals, with a variety of reasons for seeking information. WebMD’s ability to do so depends, in turn, on:
•	its ability to hire and retain qualified authors, journalists and independent writers;

•	its ability to license quality content from third parties; and

•	its ability to monitor and respond to increases and decreases in user interest in specific topics.
          We cannot assure you that WebMD will be able to continue to develop or acquire needed content, applications and tools at a reasonable cost. In addition, since consumer users of WebMD’s public portals may be attracted to The WebMD Health Network as a result of a specific condition or for a specific purpose, it is difficult for us to predict the rate at which they will return to the public portals. Because WebMD generates revenue by, among other things, selling sponsorships of specific pages, sections or events on The WebMD Health Network, a decline in user traffic levels or a reduction in the number of pages viewed by users could cause WebMD’s revenue to decrease and could have a material adverse effect on WebMD’s results of operations.
If WebMD is unable to provide healthcare content for its offline publications that attracts and retains users, its revenue will be reduced
          Interest in WebMD’s publications for physicians, such as The Little Blue Book and ACP Medicine and ACS Surgery: Principles and Practice, is based upon its ability to make available up-to-date health content that meets the needs of its physician users. Although WebMD has been able to continue to update and maintain the physician practice information that it publishes in The Little Blue Book, if it is unable to continue to do so for any reason, the value of The Little Blue Book would diminish and interest in this publication and advertising in this publication would be adversely affected.
          Similarly, WebMD’s ability to maintain or increase the subscriptions to ACP Medicine and ACS Surgery is based upon its ability to make available up-to-date content which depends on its ability to retain qualified physician authors and writers in the disciplines covered by these publications. We cannot assure you that WebMD will be able to retain qualified physician editors or authors to provide and review needed content at a reasonable cost. If WebMD is unable to provide content that attracts and retains subscribers, subscriptions to these products will be reduced.
          WebMD the Magazine was launched in April 2005 and as a result has a very short operating history. We cannot assure you that WebMD the Magazine will be able to attract and retain advertisers to make this publication successful in the long term.
A decline in user traffic levels for The WebMD Health Network could have a material adverse effect on its advertising and sponsorship revenue
          WebMD generates revenue by, among other things, selling sponsorships of specific pages, sections or events on its network of publicly available online Web sites for healthcare providers and consumers and related e-mailed newsletters. WebMD’s advertisers and sponsors include pharmaceutical, biotech, medical device and consumer products companies that are interested in communicating with and educating WebMD’s audience or parts of its audience. We cannot provide assurance that WebMD will be able to retain or increase usage of its online public portals by consumers and physicians. There are numerous other online and offline sources of healthcare information services that compete with WebMD. In addition, since users may be attracted to The WebMD Health Network as a result of a specific condition or for a specific purpose, it is difficult for us to predict the rate at which users will return. A decline in user traffic levels or a reduction in the number of pages viewed by users may cause WebMD’s revenue to decrease and could have a material adverse effect on its results of operations.
          Although a substantial majority of the visitors to The WebMD Health Network and the page views generated on The WebMD Health Network are from Web sites WebMD owns, some are from Web sites owned by third parties that carry WebMD’s content. As a result, WebMD’s traffic may vary based on the amount of traffic to Web sites of these third parties and other factors outside of WebMD’s control. In the event that any of WebMD’s relationships with its third party Web sites are terminated, The WebMD Health Network’s user traffic and page views may be negatively affected, which may negatively affect WebMD’s results of operations.
WebMD may be unsuccessful in its efforts to increase advertising and sponsorship revenue from consumer products companies
          Most of WebMD’s advertising and sponsorship revenue has, in the past, come from pharmaceutical, biotechnology and medical device companies. More recently, WebMD has been focusing on increasing sponsorship revenue from consumer products companies that are interested in communicating health-related or safety-related information about their products to WebMD’s audience. However, while a number of consumer products companies have indicated an intent to increase the portion of their promotional spending used on the Internet, we cannot assure you that these advertisers and sponsors will find WebMD’s consumer Web sites to be as effective as other Web sites or traditional media for promoting their products and services. If WebMD encounters difficulties in competing with the other alternatives available to consumer products companies, this portion of its business may develop more slowly than we expect or may fail to develop.
Failure to maintain and enhance the “WebMD” brand could have a material adverse effect on WebMD’s business
          We believe that the “WebMD” brand identity that WebMD has developed has contributed to the success of its business and has helped it achieve recognition as a trusted source of health and wellness information. We also believe that maintaining and enhancing that brand is important to expanding the user base for WebMD’s public portals, to its relationships with sponsors and advertisers and to its ability to gain additional employer and healthcare payer clients for its private portals. WebMD has expended considerable resources on establishing and enhancing the “WebMD” brand and its other brands, and it has developed policies and procedures designed to preserve and enhance its brands, including editorial procedures designed to provide quality control of the information it publishes. WebMD expects to continue to devote resources and efforts to maintain and enhance its brands. However, it may not be able to successfully maintain or enhance awareness of its brands, and events outside of its control may have a negative effect on its brands. If WebMD is unable to maintain or enhance awareness of its brands, and do so in a cost-effective manner, its business could be materially and adversely affected.
     WebMD may be subject to claims brought against it as a result of content it provides
          Consumers access health-related information through WebMD’s online services, including information regarding particular medical conditions and possible adverse reactions or side effects from medications. If WebMD’s content, or content that it obtains from third parties, contains inaccuracies, it is possible that consumers, employees, health plan members or others may sue WebMD for various causes of action. Although WebMD’s Web sites contain terms and conditions, including disclaimers of liability, that are intended to reduce or eliminate its liability, the law governing the validity and enforceability of online agreements and other electronic transactions is evolving. WebMD could be subject to claims by third parties that WebMD’s online agreements with consumers and physicians that provide the terms and conditions for use of WebMD’s public or private portals are unenforceable. A finding by a court that these agreements are invalid and that WebMD is subject to liability could harm its business and require costly changes to its business.
          WebMD has editorial procedures in place to provide quality control of the information that it publishes or provides. However, we cannot assure you that WebMD’s editorial and other quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content. Even if potential claims do not result in liability to WebMD, investigating and defending against these claims could be expensive and time consuming and could divert management’s attention away from operations. In addition, WebMD’s business is based on establishing the reputation of its portals as trustworthy and dependable sources of healthcare information. Allegations of impropriety or inaccuracy, even if unfounded, could therefore harm WebMD’s reputation and business.
WebMD faces potential liability related to the privacy and security of personal information it collects from consumer and healthcare professionals through its Web sites
          Internet user privacy has become a major issue both in the United States and abroad. WebMD has privacy policies posted on its Web sites that we believe comply with applicable laws requiring notice to users about WebMD’s information collection, use and disclosure practices. However, whether and how existing privacy and consumer protection laws in various jurisdictions apply to the Internet is still uncertain and may take years to resolve. Any legislation or regulation in the area of privacy of personal information could affect the way WebMD operates its Web sites and could harm its business. Further, we can give no assurance that the privacy policies and other statements on WebMD’s Web sites, or its practices, will be found sufficient to protect it from liability or adverse publicity in this area.
Failure by WebMD to maintain its CME accreditation could adversely affect its ability to provide online CME offerings
          WebMD’s CME activities are planned and implemented in accordance with the Essential Areas and Policies of the Accreditation Council for Continuing Medical Education, or ACCME, which oversees providers of CME credit, and other applicable accreditation standards. In September 2004, ACCME revised its standards for commercial support of CME. The revised standards are intended to ensure, among other things, that CME activities of ACCME-accredited providers are independent of providers of healthcare goods and services that fund the development of CME. ACCME required accredited providers to implement these standards by May 2005. Implementation has required additional disclosures to CME participants about those in a position to influence content and other adjustments to the management and operations of our CME programs. We believe we have modified our procedures as appropriate to meet the revised standards. However, we cannot be certain whether these adjustments will ensure that we meet these standards or predict whether ACCME may impose additional requirements.
          In the event that ACCME concludes that WebMD has not met its revised standards relating to CME, WebMD would not be permitted to offer accredited ACCME activities to physicians and other healthcare professionals, and WebMD may be required, instead, to use third parties to accredit such CME-related services on Medscape from WebMD. In addition, any failure by WebMD to maintain its status as an accredited ACCME provider as a result of a failure to comply with existing or new ACCME standards could discourage potential sponsors from engaging in CME or education related activities with WebMD, which could have a material adverse effect on its business.
Government regulation and industry initiatives could adversely affect the volume of sponsored online CME programs implemented through WebMD’s Web sites or require changes to how WebMD offers CME
          CME activities may be subject to government regulation by the FDA, the OIG, or HHS, the federal agency responsible for interpreting certain federal laws relating to healthcare, and by state regulatory agencies. During the past several years, educational programs, including CME, directed toward physicians have been subject to increased scrutiny to ensure that sponsors do not influence or control the content of the program. In response to governmental and industry initiatives, pharmaceutical companies and medical device companies have been developing and implementing internal controls and procedures that promote adherence to applicable regulations and requirements. In implementing these controls and procedures, different clients may interpret the regulations and requirements differently and may implement procedures or requirements that vary from client to client. These controls and procedures:
•	may discourage pharmaceutical companies from engaging in educational activities;

•	may slow their internal approval for such programs;

•	may reduce the volume of sponsored educational programs implemented through WebMD’s Web sites to levels that are lower than in the past; and

•	may require WebMD to make changes to how we offer or provide educational programs, including CME.
          In addition, future changes to existing regulations or to the internal compliance programs of clients or potential clients, may further discourage or prohibit clients or potential clients from engaging in educational activities with WebMD, or may require WebMD to make further changes in the way it offers or provides educational programs.

Risks Related to the Development and Performance of the Products and Services
of Emdeon Business Services and WebMD
Our ability to generate revenue could suffer if we do not continue to update and improve our existing products and services and develop new ones
          We must introduce new healthcare information services and technology solutions and improve the functionality of our existing products and services in a timely manner in order to retain existing customers and attract new ones. However, we may not be successful in responding to technological and regulatory developments and changing customer needs. The pace of change in the markets we serve is rapid, and there are frequent new product and service introductions by our competitors and by vendors whose products and services we use in providing our own products and services. If we do not respond successfully to technological and regulatory changes and evolving industry standards, our products and services may become obsolete. Technological changes may also result in the offering of competitive products and services at lower prices than we are charging for our products and services, which could result in our losing sales unless we lower the prices we charge. In addition, there can be no assurance that the products we develop or license will be able to compete with the alternatives available to our customers.
Developing and implementing new or updated products and services may take longer and cost more than expected
          We rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop our products and services. The cost of developing new healthcare information services and technology solutions is inherently difficult to estimate. Our development and implementation of proposed products and services may take longer than originally expected, require more testing than originally anticipated and require the acquisition of additional personnel and other resources. If we are unable to develop new or updated products and services on a timely basis and implement them without significant disruptions to the existing systems and processes of our customers, we may lose potential sales and harm our relationships with current or potential customers.
New or updated products and services of Emdeon Business Services will not become profitable unless they achieve sufficient levels of market acceptance
          The future results of Emdeon Business Services will depend, in part, on whether our new or updated products and services receive sufficient customer acceptance, including:
•	the business process outsourcing services for payers that we have developed internally and through acquisitions;

•	our other pre- and post-adjudication services for payers and providers; and

•	our updated clinical transaction services.
There can be no assurance that payers and providers who use our services for sending and receiving claims will use our other services. Providers and payers may choose to use similar products and services offered by our competitors, especially if they are already using products and services of those competitors and have made investments in hardware, software and training relating to those products and services. Even providers and payers who are already our customers may not purchase new or updated products or services, especially when they are initially offered or if they require additional equipment or changes in workflow. Failure to achieve broad penetration in target markets with respect to new or updated products and services could have a material adverse effect on our business prospects.
          For services we are developing or may develop in the future, there can be no assurance that we will attract sufficient customers or that such services will generate sufficient revenues to cover the costs of developing, marketing and providing those services. In addition, the introduction of future products and services may require or make advisable related changes in the manner in which we market, deliver and price our products and services, including pre-existing products and services. There can be no assurance that any pricing strategy that we implement for any new products and services will be economically viable or acceptable to the target markets.
Achieving market acceptance of new or updated products and services of Emdeon Business Services is likely to require significant efforts and expenditures
          Achieving market acceptance for new or updated products and services of Emdeon Business Services is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. In addition, deployment of new or updated products and services may require the use of additional resources for training our existing sales force and customer service personnel and for hiring and training additional salespersons and customer service personnel. There can be no assurance that the revenue opportunities from new or updated products and services will justify amounts spent for their development, marketing and roll-out.
We could be subject to breach of warranty, product liability or other claims if our software products, information technology systems or transmission systems contain errors or experience failures
          Errors in the software we provide to customers or the software and systems we use to provide services could cause serious problems for our customers. For example, errors in our transaction processing systems can result in healthcare payers paying the wrong amount, making payments to the wrong payee or delaying payments. In addition, since some of our products and services relate to laboratory ordering and reporting and electronic prescriptions, an error in our systems could result in injury to a patient. If problems like these occur, our customers may seek compensation from us or may seek to terminate their agreements with us, withhold payments due to us, seek refunds from us of part or all of the fees charged under those agreements or initiate litigation or other dispute resolution procedures. In addition, we may be subject to claims against us by others affected by any such problems.
          We attempt to limit, by contract, our liability for damages arising from our negligence, errors or mistakes. However, contractual limitations on liability may not be enforceable in certain circumstances or may otherwise not provide sufficient protection to us from liability for damages. We maintain liability insurance coverage, including coverage for errors and omissions. However, it is possible that claims could exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may delay market acceptance of our products and services, including unrelated products and services, or may harm our reputation and our business.
Performance problems with our systems or system failures, whether caused by hardware, software or other problems, could cause us to lose business or incur liabilities
          Our customer satisfaction and our business could be harmed if we experience transmission delays or failures or loss of data in the systems we use to provide services to our customers, including the transaction-related services that Emdeon Business Services provides to healthcare payers and providers and the online services that WebMD provides. These systems, and the software used in these systems, are complex and, despite testing and quality control, we cannot be certain that problems will not occur or that they will be detected and corrected promptly if they do occur. To operate without interruption, both we and the service providers we use must guard against:
•	damage from fire, power loss and other natural disasters;

•	communications failures;

•	software and hardware errors, failures or crashes;

•	security breaches, computer viruses and similar disruptive problems; and

•	other potential interruptions.
          We have contingency plans for emergencies with the systems we use to provide services; however, we have limited backup facilities if these systems are not functioning. The occurrence of a major catastrophic event or other system failure at any of our facilities or at a third-party facility we use could interrupt our services or result in the loss of stored data, which could have a material adverse impact on our business or cause us to incur material liabilities. Although we maintain insurance for our business, we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur or that this coverage will continue to be available on acceptable terms or in sufficient amounts.

During times when we are making significant changes to our products and services or to systems we use to provide services, there are increased risks of performance problems
          If we do not respond successfully to technological and regulatory changes and evolving industry standards, our products and services may become obsolete. The software that we sell and that we use to provide services is inherently complex and, despite testing and quality control, we cannot be certain that errors will not be found in existing versions or in any enhancements, updates and new versions that we market or use. Even if new products and services do not have performance problems, our technical and customer service personnel may have difficulties in installing them or in their efforts to provide any necessary training and support to customers.
          We expect to make significant additions and changes during the remainder of 2006 and during 2007 to some of the hardware and software Emdeon Business Services uses to provide connectivity services and to the systems WebMD uses to create, manage and deliver its portals. Our implementation of additions to and changes in these platforms may cost more than originally expected, may take longer than originally expected, and may require more testing than originally anticipated. While the new hardware and software will be tested before it is used in production, we cannot be sure that the testing will uncover all problems that may occur in actual use. If significant problems occur as a result of these changes, we may fail to meet our contractual obligations to customers, which could result in claims being made against us or in the loss of customer relationships. In addition, we cannot provide assurance that additions to or changes in these platforms will provide the additional functionality and other benefits that were originally expected.
If our systems or the Internet experience security breaches or are otherwise perceived to be insecure, our business could suffer
          A security breach could damage our reputation or result in liability. We retain and transmit confidential information, including patient health information, in our processing centers and other facilities. It is critical that these facilities and infrastructure remain secure and be perceived by the marketplace as secure. We may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by breaches. Despite the implementation of security measures, this infrastructure or other systems that we interface with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks or other attacks by third parties or similar disruptive problems. Any compromise of our security, whether as a result of our own systems or systems that they interface with, could reduce demand for our services.
Emdeon Business Services’ ability to provide transaction services depends on services provided by telecommunications companies
          Emdeon Business Services relies on a limited number of suppliers to provide some of the telecommunications services necessary for its transaction services. The telecommunications industry has been subject to significant changes as a result of changes in technology, regulation and the underlying economy. In the past several years, many telecommunications companies have experienced financial problems and some have sought bankruptcy protection. Some of these companies have discontinued telecommunications services for which they had contractual obligations to Emdeon Business Services. There has also been consolidation of telecommunications companies, further reducing the number of telecommunications companies competing for business. Emdeon Business Services’ inability to source telecommunications services at reasonable prices due to a loss of competitive suppliers could affect its ability to maintain its margins until it is able to raise its prices to its customers and, if it is not able to raise its prices, could have a material adverse effect on its financial results.

Risks Applicable to Our Use of the Internet
          Most of WebMD’s services are provided through the Internet. In addition, Emdeon Business Services provides some Internet-based services and use the Internet to receive some data from customers. The following risks apply to our use of the Internet in our businesses:
Our Internet-based services are dependent on the development and maintenance of the Internet infrastructure
          Our ability to deliver our Internet-based services is dependent on the development and maintenance of the infrastructure of the Internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high-speed networks and modems, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and the amount of traffic. If the Internet continues to experience increased usage, the Internet infrastructure may be unable to support the demands placed on it. In addition, the reliability and performance of the Internet may be harmed by increased usage or by denial-of-service attacks.
          The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to us for delivery of our Internet-based services. In addition, our customers who utilize our Web-based services depend on Internet service providers, online service providers and other Web site operators for access to our Web site. All of these providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any significant interruptions in our services or increases in response time could result in a loss of potential or existing users of and advertisers and sponsors on our Web site and, if sustained or repeated, could reduce the attractiveness of our services.
Delivery of Web-based services requires uninterrupted communications and computer service from third-party service providers and our own systems
          Our Web-based services, including WebMD’s public Web sites and private online portals, are designed to operate 24 hours a day, seven days a week, without interruption. To do so, we rely on internal systems as well as communications and hosting services provided by third parties. We have experienced periodic system interruptions in the past, and we cannot guarantee that they will not occur again. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event at one of our data centers, we may experience an extended period of system unavailability, which could negatively impact our business. In addition, some of our Web-based services may, at times, be required to accommodate higher than expected volumes of traffic. At those times, we may experience slower response times or system failures. Any sustained or repeated interruptions or disruptions in these systems or increase in their response times could damage our relationships with clients, customers, advertisers and sponsors.
Third parties may challenge the enforceability of our online agreements
          The law governing the validity and enforceability of online agreements and other electronic transactions is evolving. We could be subject to claims by third parties that the online terms and conditions for use of our Web sites, including disclaimers or limitations of liability, are unenforceable. A finding by a court that these terms and conditions or other online agreements are invalid could harm our business.
Government regulation of the Internet could adversely affect our business
          The Internet and its associated technologies are subject to government regulation. Our failure, or the failure of our business partners, to accurately anticipate the application of laws and regulations affecting our products and services and the manner in which we deliver them, or any other failure to comply with such laws and regulations, could create liability for us, result in adverse publicity, or negatively affect our business. In addition, new laws and regulations, or new interpretations of existing laws and regulations, may be adopted with respect to the Internet or other online services covering user privacy, patient confidentiality, consumer protection and other issues, including pricing, content, copyrights and patents, distribution, and characteristics and quality of products and services. We cannot predict whether these laws or regulations will change or how such changes will affect our business.

Risks Related to Providing Products and Services to the Healthcare Industry
Developments in the healthcare industry could adversely affect our business
          Almost all of the revenue of Emdeon Business Services and much of the revenue of WebMD comes from healthcare industry participants or from companies providing products or services to healthcare industry participants. In addition, a significant portion of Porex’s revenue comes from products used in healthcare or related applications. Developments that result in a reduction of expenditures by customers or potential customers in the healthcare industry could have a material adverse effect on our business. General reductions in expenditures by healthcare industry participants could result from, among other things:
•	government regulation or private initiatives that affect the manner in which healthcare providers interact with patients, payers or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•	consolidation of healthcare industry participants;

•	reductions in governmental funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payers or providers, pharmaceutical companies, medical device manufacturers or other healthcare industry participants.
          Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific markets we serve or are planning to serve. For example, use of our products and services could be affected by:
•	changes in the billing patterns of healthcare providers;

•	changes in the design of health insurance plans;

•	changes in the contracting methods payers use in their relationships with providers; and

•	decreases in marketing expenditures by pharmaceutical companies or medical device manufacturers, including as a result of governmental regulation or private initiatives that discourage or prohibit promotional activities by pharmaceutical or medical device companies.
In addition, our customers’ expectations regarding pending or potential industry developments may also affect their budgeting processes and spending plans with respect to products and services of the types we provide.
          WebMD’s advertising and sponsorship revenue is particularly dependent on pharmaceutical, biotechnology and medical device companies. WebMD’s business will be adversely impacted if, as a result of changes in business, economic or regulatory conditions or other factors affecting the pharmaceutical, biotechnology or medical device industries, pharmaceutical, biotechnology or medical device companies reduce or postpone:

•	spending on marketing and educational services;

•	their use of the Internet as a vehicle for marketing and education; or

•	their use of any specific service or combination of services that we provide.
          The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot provide assurance that the markets for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.
Governmental and private initiatives to support adoption of healthcare information technology may encourage additional companies to enter our markets and may result in the development of additional technology solutions that compete with ours
          There are currently numerous federal, state and private initiatives and studies seeking ways to increase the use of information technology in healthcare as a means of improving care and reducing costs. These initiatives may encourage more companies to enter our markets and may result in the development of additional technology solutions that compete with ours. The effect that these kinds of governmental and private initiatives may have on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by these initiatives or that we will be able to take advantage of any resulting opportunities.
Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies
          The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences. Existing and new laws and regulations affecting the healthcare industry could create unexpected liabilities for us, cause us to incur additional costs and could restrict our operations. Many healthcare laws are complex and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information services and technology solutions that we provide. However, these laws and regulations may nonetheless be applied to our products and services. Our failure to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and negatively affect our businesses. Some of the risks we face from healthcare regulation are as follows:
•	because we are in the business of applying information technology to healthcare, various aspects of HIPAA have had and are expected to continue to have significant consequences for Emdeon Business Services and, to a lesser extent, WebMD;

•	because WebMD’s public portals business involves advertising and promotion of prescription and over-the-counter drugs and medical devices, any increase in regulation of these areas could make it more difficult for us to contract for sponsorships and advertising;

•	because we provide services to healthcare providers, our sales and promotional practices must comply with federal and state anti-kickback laws;

•	our healthcare connectivity and transaction-related administrative services must be provided in compliance with federal and state false claims laws; and

•	in providing health information to consumers, we must not engage in activities that could be deemed to be practicing medicine and a violation of applicable laws.

Risks Related to Porex’s Business and Industry
Porex’s success depends upon demand for its products, which in some cases ultimately depends upon end-user demand for the products of its customers
          Demand for our Porex products may change materially as a result of economic or market conditions and other trends that affect the industries in which Porex participates. In addition, because a significant portion of our Porex products are components that are eventually integrated into or used with products manufactured by customers for resale to end-users, the demand for these product components is dependent on product development cycles and marketing efforts of these other manufacturers, as well as variations in their inventory levels, which are factors that we are unable to control. Accordingly, the amount of Porex’s sales to manufacturer customers can be difficult to predict and subject to wide quarter-to-quarter variances.
     Porex’s product offerings must meet changing customer requirements
          A significant portion of our Porex products are integrated into end products used by manufacturing companies in various industries, some of which are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Accordingly, to satisfy its customers, Porex must develop and introduce, in a timely manner, products that meet changing customer requirements at competitive prices. To do this, Porex must:
•	develop new uses of existing porous plastics technologies and applications;

•	innovate and develop new porous plastics technologies and applications;

•	commercialize those technologies and applications;

•	manufacture at a cost that allows it to price its products competitively;

•	manufacture and deliver its products in sufficient volumes and on time;

•	accurately anticipate customer needs; and

•	differentiate its offerings from those of its competitors.
          We cannot assure you that Porex will be able to develop new or enhanced products or that, if it does, those products will achieve market acceptance. If Porex does not introduce new products in a timely manner and make enhancements to existing products to meet the changing needs of its customers, some of its products could become obsolete over time, in which case Porex’s customer relationships, revenue and operating results would be negatively impacted.
Potential new or enhanced Porex products may not achieve sufficient sales to be profitable or justify the cost of their development
          We cannot be certain, when we engage in Porex research and development activities, whether potential new products or product enhancements will be accepted by the customers for which they are intended. Achieving market acceptance for new or enhanced products may require substantial marketing efforts and expenditure of significant funds to create awareness and demand by potential customers. In addition, sales and marketing efforts with respect to these products may require the use of additional resources for training our existing Porex sales forces and customer service personnel and for hiring and training additional salespersons and customer service personnel. There can be no assurance that the revenue opportunities from new or enhanced products will justify amounts spent for their development and marketing. In addition, there can be no assurance that any pricing strategy that we implement for any new or enhanced Porex products will be economically viable or acceptable to the target markets.
Porex may not be able to source the raw materials it needs or may have to pay more for those raw materials
          Some of Porex’s products require high-grade plastic resins with specific properties as raw materials. While Porex has not experienced any material difficulty in obtaining adequate supplies of high-grade plastic resins that meet its requirements, it relies on a limited number of sources for some of these plastic resins. If Porex experiences a reduction or interruption in supply from these sources, it may not be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates, which could have a material adverse effect on its business and financial results.
          In addition, the prices of some of the raw materials that Porex uses vary, to a great extent, with the price of petroleum. As a result, increases in the price of petroleum could have an adverse effect on Porex’s margins and on the ability of Porex’s porous plastics products to compete with products made from other raw materials.
Disruptions in Porex’s manufacturing operations could have a material adverse effect on its business and financial results
          Any significant disruption in Porex’s manufacturing operations, including as a result of fire, power interruptions, equipment malfunctions, labor disputes, material shortages, earthquakes, floods, computer viruses, sabotage, terrorist acts or other force majeure, could have a material adverse effect on Porex’s ability to deliver products to customers and, accordingly, its financial results.
Porex may not be able to keep third parties from using technology it has developed
          Porex uses proprietary technology for manufacturing its porous plastics products and its success is dependent, to a significant extent, on its ability to protect the proprietary and confidential aspects of its technology. Although Porex owns certain patents, it relies primarily on non-patented proprietary manufacturing processes. To protect its proprietary processes, Porex relies on a combination of trade secret laws, license agreements, nondisclosure and other contractual provisions and technical measures, including designing and manufacturing its porous molding equipment and most of its molds in-house. Trade secret laws do not afford the statutory exclusivity possible for patented processes. There can be no assurance that the legal protections afforded to Porex or the steps taken by Porex will be adequate to prevent misappropriation of its technology. In addition, these protections do not prevent independent third-party development of competitive products or services.
The nature of Porex’s products exposes it to product liability claims that may not be adequately covered by indemnity agreements or insurance
          The products sold by Porex, whether sold directly to end-users or sold to other manufacturers for inclusion in the products that they sell, expose it to potential risk of product liability claims, particularly with respect to Porex’s life sciences, clinical, surgical and medical products. Some of Porex’s products are designed to be permanently implanted in the human body. Design defects and manufacturing defects with respect to such products sold by Porex or failures that occur with the products of Porex’s manufacturer customers that contain components made by Porex could result in product liability claims and/or a recall of one or more of Porex’s products. Porex believes that it carries adequate insurance coverage against product liability claims and other risks. We cannot assure you, however, that claims in excess of Porex’s insurance coverage will not arise. In addition, Porex’s insurance policies must be renewed annually. Although Porex has been able to obtain adequate insurance coverage at an acceptable cost in the past, we cannot assure you that Porex will continue to be able to obtain adequate insurance coverage at an acceptable cost.

          In most instances, Porex enters into indemnity agreements with its manufacturing customers. These indemnity agreements generally provide that these customers would indemnify Porex from liabilities that may arise from the sale of their products that incorporate Porex components to, or the use of such products by, end-users.
          While Porex generally seeks contractual indemnification from its customers, any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. If Porex does not have adequate contractual indemnification available, product liability claims, to the extent not covered by insurance, could have a material adverse effect on its business and its financial results.
Economic, political and other risks associated with Porex’s international sales and geographically diverse operations could adversely affect Porex’s operations and financial results
          Since Porex sells its products worldwide, its business is subject to risks associated with doing business internationally. In addition, Porex has manufacturing facilities in the United Kingdom, Germany and Malaysia. Accordingly, Porex’s operations and financial results could be harmed by a variety of factors, including:
•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	differing protection of intellectual property; and

•	unexpected changes in regulatory requirements.
     Environmental regulation could adversely affect Porex’s business
          Porex is subject to foreign and domestic environmental laws and regulations and is subject to scheduled and random checks by environmental authorities. Porex’s business involves the handling, storage and disposal of materials that are classified as hazardous. Although Porex’s safety procedures for handling, storage and disposal of these materials are designed to comply with the standards prescribed by applicable laws and regulations, Porex may be held liable for any environmental damages that result from Porex’s operations. Porex may be required to pay fines, remediation costs and damages, which could have a material adverse effect on its results of operations.

Risks Applicable to Our Entire Company and to Ownership of Our Securities
The ongoing investigations by the United States Attorney for the District of South Carolina and the SEC could negatively impact our company and divert management attention from our business operations
          The United States Attorney for the District of South Carolina is conducting an investigation of our company. Based on the information available to Emdeon as of the date of this Exhibit, we believe that the investigation relates principally to issues of financial accounting improprieties for Medical Manager Corporation, a predecessor of Emdeon (by its merger into Emdeon in September 2000), and Medical Manager Health Systems, a former subsidiary of Emdeon; however, we cannot be sure of the investigation’s exact scope or how long it may continue. In addition, Emdeon understands that the SEC is conducting a formal investigation into this matter. Adverse developments in connection with the investigations, if any, including as a result of matters that the authorities or Emdeon may discover, could have a negative impact on our company and on how it is perceived by investors and potential investors and customers and potential customers. In addition, the management effort and attention required to respond to the investigations and any such developments could have a negative impact on our business operations.
          Emdeon intends to continue to fully cooperate with the authorities in this matter. While we are not able to estimate, at this time, the amount of the expenses that we will incur in connection with the investigations, we expect that they may continue to be significant. In connection with the sale of Emdeon Practice Services to Sage Software, we have agreed to indemnify Sage Software with respect to this matter.
We have entered into an agreement for the sale of a majority interest in Emdeon Business Services which, if consummated, would reduce our interest in, and control over, this business
          On September 26, 2006, we entered into an agreement with certain affiliates of General Atlantic LLC to sell a majority interest in our Emdeon Business Services segment, excluding the ViPS business unit. The acquisition will be financed in part with approximately $925 million in bank debt, which will be an obligation of the entities comprising Emdeon Business Services. As we will retain only a 48% interest in Emdeon Business Services after consummation of the sale, our interest in its future earnings will be correspondingly reduced. In addition, the debt incurred in connection with the disposition may reduce the profitability of Emdeon Business Services and, if Emdeon Business Services is not able to service it with cash flow from operations, could have a material adverse effect on the business’s results of operations and the value of our investment. Moreover, as a holder of a minority interest in the parent of Emdeon Business Services, we will no longer have voting control over that entity, and will not be able to control the affairs of the business except to the extent specifically provided for in that entity’s operating agreement.
The dispositions of Emdeon Practice Services and Emdeon Business Services may create contractual liabilities, including for indemnifications, as well as other risks and liabilities
          We may face significant expenses as a result of ongoing obligations in connection with the completed sale of Emdeon Practice Services to Sage Software and the pending sale of Emdeon Business Services to General Atlantic. The agreements we entered into in connection with these dispositions require us to indemnify the purchasers for specified losses incurred by them or resulting from the inaccuracy of representations made by us in connection with the transactions. We will remain exposed to these liabilities until the indemnification periods expire under the agreements. In addition, we may be subject to other, unforeseen risks and liabilities in connection with the disposed businesses. Although our management has attempted to evaluate and assess the potential liabilities involved in these transactions, we cannot assure you that we have properly ascertained all of the risks.
Our success depends, in part, on our attracting and retaining qualified executives and employees
          The success of our business depends, in part, on our ability to attract and retain qualified executives, writers and editors, software developers and other technical and professional personnel and sales and marketing personnel. We anticipate the need to hire and retain qualified employees in these areas from time to time. Competition for qualified personnel in the healthcare information technology and healthcare information services industries is intense, and we cannot assure you that we will be able to hire or retain a sufficient number of qualified personnel to meet our requirements, or that we will be able to do so at salary, benefit and other compensation costs that are acceptable to us. Failure to do so may have an adverse effect on our business.
Recent and pending management changes may disrupt our operations and our ability to recruit and retain other personnel
          In the past year, we have experienced changes in our senior management. The President of our company, who was also the head of our Emdeon Business Services segment, left in December 2005 and has not been replaced. We have also announced that we expect to experience further changes in our senior management, including expected changes in our Chief Executive Officer, who we expect to change positions within our company for health reasons, and in our Chief Financial Officer, who we announced would be leaving that position to take a position with Sage Software, which acquired our Emdeon Practice Services segment in September 2006. Changes in senior management and uncertainty regarding pending changes may disrupt the operations of our business and may impair our ability to recruit and retain needed personnel. Any such disruption or impairment may have an adverse affect on our business.
     We face significant competition for our products and services
     The markets in which we operate are intensely competitive, continually evolving and, in some cases, subject to rapid technological change.
•	Key competitors to Emdeon Business Services include: transaction processing companies, including those providing EDI and/or Internet-based services and those providing services through other means, such as paper and fax; large information technology consulting service providers; and healthcare information system vendors (including physician practice management system, hospital information system and EMR system vendors), health insurance companies, pharmacy benefit management companies and pharmacies that provide or are developing electronic transaction services for use by healthcare providers and/or by their members and customers. In addition, major software, hardware, information systems and business process outsourcing companies, both with and without healthcare companies as their partners, offer or have announced their intention to offer products or services that are competitive with those of Emdeon Business Services.

•	WebMD’s public portals face competition from numerous other companies, both in attracting users and in generating revenue from advertisers and sponsors. We compete for users with online services and Web sites that provide health-related information, including both commercial sites and not-for-profit sites. We compete for advertisers and sponsors with both health-related Web sites and general purpose consumer online services and portals and other high-traffic Web sites that include both healthcare-related and non-healthcare-related content and services. Since there are no substantial barriers to entry into the markets in which WebMD’s public portals participate, we expect that competitors will continue to enter these markets.

•	WebMD’s private portals compete with: providers of healthcare decision-support tools and online health management applications; wellness and disease management vendors; and health information services and health management offerings of health plans and their affiliates.
Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and have more customers than we do. We cannot provide assurance that we will be able to compete successfully against these organizations or any alliances they have formed or may form.
Third parties may bring claims as a result of the activities of our strategic partners or resellers of our products and services
          We could be subject to claims by third parties, and to liability, as a result of the activities, products or services of our strategic partners or resellers of our products and services. Even if these claims do not result in liability to us, investigating and defending these claims could be expensive, time-consuming and result in adverse publicity that could harm our business.
     We may not be successful in protecting our intellectual property and proprietary rights
          Our intellectual property is important to all of our businesses. We rely on a combination of trade secret, patent and other intellectual property laws and confidentiality procedures and non-disclosure contractual provisions to protect our intellectual property. We believe that our non-patented proprietary technologies and business and manufacturing processes are protected under trade secret, contractual and other intellectual property rights. However, those rights do not afford the statutory exclusivity provided by patented processes. In addition, the steps that we take to protect our intellectual property, proprietary information and trade secrets may prove to be inadequate and, whether or not adequate, may be expensive.
          There can be no assurance that we will be able to detect potential or actual misappropriation or infringement of our intellectual property, proprietary information or trade secrets. Even if we detect misappropriation or infringement by a third party, there can be no assurance that we will be able to enforce our rights at a reasonable cost, or at all. In addition, our rights to intellectual property, proprietary information and trade secrets may not prevent independent third-party development and commercialization of competing products or services.
Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products or services
          We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products or services that use or contain the infringing intellectual property. We may be unable to develop non-infringing products or services or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our customers if they become subject to third-party claims relating to intellectual property that we license or otherwise provide to them, which could be costly.
     We have incurred losses and may incur losses in the future
          We began operations in January 1996 and, until 2004, had incurred net losses in each year since our inception. As of June 30, 2006, we had an accumulated deficit of approximately $10.1 billion. We currently intend to continue to invest in infrastructure development, applications development, marketing and acquisitions. Whether we incur losses in a particular period will depend on, among other things, the amount of such investments and whether those investments lead to increased revenues.
Acquisitions, business combinations and other transactions may be difficult to complete and, if completed, may have negative consequences for our business and our securityholders
          We intend to seek to acquire or to engage in business combinations with companies engaged in complementary businesses. In addition, we may enter into joint ventures, strategic alliances or similar arrangements with third parties. These transactions may result in changes in the nature and scope of our operations and changes in our financial condition. Our success in completing these types of transactions will depend on, among other things, our ability to locate suitable candidates and negotiate mutually acceptable terms with them, as well as the availability of financing. Significant competition for these opportunities exists, which may increase the cost of and decrease the opportunities for these types of transactions. Financing for these transactions may come from several sources, including:
•	cash and cash equivalents on hand and marketable securities;

•	proceeds from the incurrence of indebtedness; and

•	proceeds from the issuance of additional common stock, preferred stock, convertible debt or other securities.
Our issuance of additional securities could:
•	cause substantial dilution of the percentage ownership of our stockholders at the time of the issuance;

•	cause substantial dilution of our earnings per share;

•	subject us to the risks associated with increased leverage, including a reduction in our ability to obtain financing or an increase in the cost of any financing we obtain;

•	subject us to restrictive covenants that could limit our flexibility in conducting future business activities; and

•	adversely affect the prevailing market price for our outstanding securities.
          We do not intend to seek securityholder approval for any such acquisition or security issuance unless required by applicable law or regulation or the terms of existing securities.
Our business will suffer if we fail to successfully integrate acquired businesses and technologies or to assess the risks in particular transactions
          We have in the past acquired, and may in the future acquire, businesses, technologies, services, product lines and other assets. The successful integration of the acquired businesses and assets into our operations, on a cost-effective basis, can be critical to our future performance. The amount and timing of the expected benefits of any acquisition, including potential synergies between Emdeon and the acquired business, are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to, those relating to:
•	our ability to maintain relationships with the customers of the acquired business;
•	our ability to cross-sell products and services to customers with which we have established relationships and those with which the acquired businesses have established relationships;
•	our ability to retain or replace key personnel;

•	potential conflicts in payer, provider, strategic partner, sponsor or advertising relationships;

•	our ability to coordinate organizations that are geographically diverse and may have different business cultures; and

•	compliance with regulatory requirements.
          We cannot guarantee that any acquired businesses will be successfully integrated with our operations in a timely or cost-effective manner, or at all. Failure to successfully integrate acquired businesses or to achieve anticipated operating synergies, revenue enhancements or cost savings could have a material adverse effect on our business, financial condition and results of operations.
          Although our management attempts to evaluate the risks inherent in each transaction and to value acquisition candidates appropriately, we cannot assure you that we will properly ascertain all such risks or that acquired businesses and assets will perform as we expect or enhance the value of our company as a whole. In addition, acquired companies or businesses may have larger than expected liabilities that are not covered by the indemnification, if any, that we are able to obtain from the sellers.
We may not be able to raise additional funds when needed for our business or to exploit opportunities
          Our future liquidity and capital requirements will depend upon numerous factors, including the success of the integration of our businesses, our existing and new applications and service offerings, competing technologies and market developments, potential future acquisitions and dispositions of companies or businesses, and additional repurchases of our common stock. We may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If required, we may raise such additional funds through public or private debt or equity financing, strategic relationships or other arrangements. There can be no assurance that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders.